                                                                     EXHIBIT 15












TXU Corp.:


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp., and subsidiaries for the periods ended June 30, 2000 and 1999 as indicated in our report dated August 7, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Corp.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 is incorporated by reference in Registration Statements No. 33-55931, 333-27989, 333-32831, 333-56055, 333-68663. 333-68663-01, 333-79221-01, 333-79221-03, and
333-37652 on Form S-3 and Registration Statements No. 333-32833, 333-32835, 333-32837, 333-32839, 333-32841, 333-32843, 333-45657, 333-46671, 333-93183
and 333-79627 on Form S-8 and Registration Statement No. 333-93181 on Post-Effective Amendment No. 2 to Form S-8, of TXU Corp.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP

Dallas, Texas
August 9, 2000